Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2024, relating to the consolidated financial statements and financial statement schedule of Mastech Digital, Inc., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ UHY LLP

Farmington Hills, Michigan

December 16, 2024